April 28, 1999


                      Cathy Fowler, 303-858-3405
                      Steve Lang, 303-858-3406


                  MediaOne Group Operating Cash Flow Up 20 Percent

                  - Company Delivers Solid Operating Performance -

ENGLEWOOD, Colo. -- MediaOne Group (NYSE: UMG) today reported first quarter 1999 proportionate operating cash flow of $566 million, up 20 percent on a pro-forma basis over the same quarter a year ago. Proportionate revenue increased 12 percent on a pro-forma basis, to $1.8 billion.*

MediaOne continued to roll out advanced analog video services, digital video, telephone and high-speed data services to more of its five million U.S. customers. MediaOne International once again grew at a fast clip, increasing the number of subscriptions by 44 percent and providing 8.9 million cable, telephone, Internet access and wireless subscriptions to customers in Europe and Asia.

"Obviously, the big news in the quarter was our agreement to merge with Comcast. Since then, of course, AT&T has presented us with a proposal, and we have signed a confidentiality agreement so we can negotiate with them," said Chuck Lillis, chairman and chief executive officer of MediaOne Group. "Operationally, we had an excellent quarter. MediaOne continued to deliver impressive growth in revenues and new products while driving improvements in the core video business. And MediaOne International continued to exceed all expectations with exceptional growth in subscriptions, revenue and operating cash flow."

MediaOne -- the U.S. broadband business

Revenue for MediaOne was $654 million, up 11 percent on a pro-forma basis for the quarter. Operating cash flow was $241 million. Basic video subscribers increased 1.1 percent on a pro-forma basis for the quarter.
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In addition, MediaOne made solid progress in introducing new products. Earlier this month, MediaOne launched digital telephone service in metropolitan Detroit, making it the seventh such service area. The company serves more than 22,000 telephone lines used by nearly 17,000 customers. MediaOne reported 114,000 MediaOne Road Runner high-speed data customers, a 35-percent increase since the end of 1998.

MediaOne Multimedia Ventures -- MediaOne Group's 25.51 percent stake in Time Warner Entertainment

For the quarter, MediaOne Group's share of Time Warner Entertainment's reported revenue was $748 million, up 7 percent on a pro-forma basis over first quarter 1998. MediaOne Group's share of TWE's reported earnings before interest, taxes, depreciation, amortization and other associated costs for the quarter was $243 million, up 7 percent pro forma over the same period last year.

MediaOne International -- the international broadband and wireless joint ventures

MediaOne International's pro-forma proportionate operating cash flow increased 321 percent during first quarter compared to the same period last year, to $101 million. Proportionate revenue was up 27 percent on a pro-forma basis, to $440 million.

International operations now provide 8.9 million cable, telephone, Internet access and wireless subscriptions to customers in Europe and Asia, an increase of 44 percent over last year.

The customer base of MediaOne International's broadband businesses grew by 11 percent over the same quarter last year, to 2.2 million customers. Telephone line growth was 20 percent, ending the quarter with 1.7 million lines. The international broadband businesses now serve 47,000 Internet access customers.

International wireless operations continued their stellar growth. Compared to the same quarter last year, customer growth at One 2 One, the company's UK wireless joint venture, increased by 88 percent, to 2.25 million customers. MediaOne International's Central European wireless businesses expanded their customer base by 75 percent to 2.5 million.

MediaOne   Group  (NYSE:   UMG) is  one  of the  world's largest broadband
communications companies, bringing the power of broadband and the Internet to customers in the United States, Europe and Asia. The company also has interests in some of the fastest-growing wireless communications businesses outside the U.S. For 1998, the businesses that comprise MediaOne Group produced $7.1 billion in proportionate revenue.
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*NOTE: Because MediaOne Group operates numerous joint ventures, the company uses proportionate accounting to reflect its share of operating revenues and expenses associated with these operations.

Pro-forma numbers are used to provide direct "apples to apples" comparisons of operations quarter over quarter, as the company has streamlined the business significantly during the past year.

Operating cash flow, which represents earnings before interest, taxes, depreciation and amortization, is a key indicator of the company's operating performance.

[Safe Harbor statement: This document contains statements about expected future events and financial results that are forward-looking and subject to risk and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Discussion of factors that may affect future results is contained in our recent filings with the Securities and Exchange Commission.]
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